UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2023

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Louisville, KY	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TXRH	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                 ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)       On February 23, 2023, the Compensation Committee of the Board of Directors (the “Board”) of Texas Roadhouse, Inc., a Delaware corporation (the “Company”), approved the changes in cash and stock compensation for Keith V. Humpich, the Company’s interim Chief Financial Officer. The changes in cash and stock compensation for Mr. Humpich are not related to his increased responsibilities as interim Chief Financial Officer but were made in connection with management’s annual review of Mr. Humpich’s performance in his role as Vice President of Finance. In furtherance of the foregoing, the Compensation Committee approved the adjustment of Mr. Humpich’s compensation in the following manner:

Base Salary. Effective as of March 1, 2023, Mr. Humpich’s annual base salary is increased to $300,000.

Incentive Bonus. Effective as of March 1, 2023, Mr. Humpich’s annual bonus target amount is increased to $150,000. Consistent with the bonus targets for Mr. Humpich as Vice President of Finance, his cash bonus targets will continue to be the following for the 2023 fiscal year: (i) 50% will be based on an EPS growth target of 10%, and (ii) 50% will be based on a pre-tax profit target equal to the percentage payout of 1.75% of pre-tax earnings divided by the bonus pool target set. Additionally, depending on the satisfaction of the bonus targets described above, Mr. Humpich’s base target incentive bonus may be reduced to a minimum of 50% of such target incentive bonus amount or increased to a maximum of 150% of the target amount. The annual bonus target amount is in addition to the $100,000 stipend that Mr. Humpich receives per fiscal quarter that he serves as interim Chief Financial Officer described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2023.

Stock Awards. Effective as of February 23, 2023, the Compensation Committee of the Board authorized the grant of 3,426 service based restricted stock units for Mr. Humpich. These service based restricted stock units were calculated by dividing $364,600 by $106.43 (which was the closing sales price of the Company’s common stock on the Nasdaq Global Select Market on February 22, 2023, with such quotient being rounded up or down to the nearest share). The $364,600 value of such service based restricted stock units are comprised of the following: (i) a quarterly grant of $64,600 in service based restricted stock units relating to his Q4 2022 fiscal year service prior to his appointment to interim Chief Financial Officer; and (ii) an annual grant of $300,000 in service based restricted stock units relating to his 2023 fiscal year service as the Company’s Vice President of Finance. These service based restricted stock units were granted on February 23, 2023 and will vest on February 23, 2024, subject to the terms and conditions of the previously approved form of restricted stock unit agreement.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)       On February 23, 2023, the Company amended its Bylaws (the “Amended and Restated Bylaws”), effective on that date. The Amended and Restated Bylaws (i) require stockholder proposed candidates for election to Board to submit a questionnaire and make certain representations (in each case, in the forms provided by the Company), (ii) provide for certain procedures regarding the issuance of shares of the Company’s stock in uncertificated form, (iii) conform the section references in Article VIII to those referenced in the Company’s Certificate of Incorporation, and (iv) make various ministerial revisions.

The foregoing summary of the Amended and Restated Bylaws is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Amended and Restated Bylaws, which is attached to this Current Report on Form 8-K as Exhibit 3.1.

Item 9.01.  Financial Statements and Exhibits

(d)         Exhibits

3.1	Amended and Restated Bylaws for Texas Roadhouse, Inc. dated February 23, 2023
104	Cover Page Interactive File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: February 24, 2023	By:	/s/ Gerald L. Morgan
Gerald L. Morgan
Chief Executive Officer

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